EXHIBIT 99.1

SAN JOAQUIN BANCORP

Administrative Offices

1000 Truxtun Avenue	Phone: (661) 281-0360
Bakersfield, CA 93301	Fax: (661) 281-0366

News Release

San Joaquin Bancorp Exceeds Expectations for Loan and Deposit Growth through June 2007

BAKERSFIELD, Calif., July 17, 2007 (Business Wire):

San Joaquin Bancorp (OTCBB: SJQU), a bank holding company with $771 million in assets, today announced financial results for the second quarter ended June 30, 2007.

Total loans and deposits exceeded expectations for growth for the first half of 2007 with total loans, net of unearned fees, up over 22% and total deposits up over 18%. Total loans, net of unearned fees, increased by $106 million to $580 million at June 30, 2007 compared to $474 million at June 30, 2006. Total deposits increased by $105 million to $686 million as compared to $581 million at June 30, 2006. Overall, total assets grew by $84 million or 12.2% from $687 million at the end of the 2nd quarter of 2006 to $771 million at the end of June 2007.

Net income after tax for the second quarter of 2007 was $2.36 million compared to $2.58 million reported for the second quarter of 2006, a decrease of 8.7% . Earnings per share (EPS) for the second quarter of 2007 were $0.63 per diluted share compared to $0.69 per diluted share reported in the second quarter of 2006, which is a decrease of 8.7% . Net income for the 2nd quarter of 2006 included a nonrecurring tax refund of $243,000 or $0.06 per share. Excluding the refund, net income for the 2nd quarter of 2006 was $2.34 million and EPS were $0.63 per diluted share.

For the first six months of 2007, net income after tax was $4.57 million, a decrease of 4.5% compared to $4.79 million reported for the first six months of 2006. EPS for the first six months of 2007 were $1.23 per diluted share compared to $1.29 per diluted share reported in the second quarter of 2006, which is a decrease of 4.7% . Excluding the 2006 tax refund, net income for the first half of 2007 was slightly more than 2006 year-to-date net income of $4.55 million and EPS remained unchanged at $1.23 per diluted share.

Bart Hill, President and CEO said, “We continue to focus on implementing strategies that will increase shareholder value for the remainder of the year and are pleased with the results given the challenging interest rate environment. Although earnings were down slightly compared to 2006, loan and deposit growth exceeded our projections for the first half of the year. It should also be remembered that earnings for the first half of 2006 were up 54% and included a one time tax refund. We believe that the growth so far this year well positions our Company for the next six months. Operating efficiency also remained strong with a year-to-date efficiency ratio of 48.63% .”

Highlights for the Quarter:

  Loans, net of unearned fees - up 22.3% to $580 million
  Deposits - up 18.1% to $686 million
  Assets - up 12.2% to $771 million
  Net income – down 8.7% to $2.36 million

Income Statement

Total interest income for the second quarter of 2007 was $13.7 million compared to $11.3 million reported in the same quarter 2006, an increase of $2.4 million, or 21.0% . The annualized yield on average earning assets increased from 7.41% to 7.74% on a quarterly comparative basis year over year. Of the increase in yield, annualized loan yield year over year remained virtually unchanged from 8.52% in 2006 to 8.51% in 2007. The annualized yield on investments, including federal funds sold and interest-bearing balances, increased to 4.44% for the 2nd quarter ended June 30, 2007, compared to 4.25% for 2nd quarter ended June 30, 2006, due primarily to maturities of lower yielding investments and subsequent reinvestment of proceeds in higher yielding assets. Average earning assets as a percent of total average assets increased slightly to 93.1% at 2nd quarter ended 2007 compared to 92.6% at 2nd quarter end in 2006.

Interest expense for the second quarter of 2007 was $6.3 million compared to $4.0 million for the second quarter of 2006, an increase of 55.6% . Short-term interest rates continue to be the primary driver behind the increase. Average interest-bearing liabilities as a percent of total average assets were 70.7% at June 30, 2007 compared to 66.5% at June 30, 2006 with the increase due primarily to increases in savings and time deposit balances.

Net interest margin decreased in the comparative second quarters from 4.78% in 2006 to 4.20% in 2007. The decrease is primarily due to the increased interest expense based on the factors explained above.

Non-interest income was $865,000 for the second quarter of 2007 compared to $853,000 for the same period in 2006, an increase of 1.4% . This improvement is mostly due to an increase in cash surrender value of life insurance and fees on deposits.

Non-interest expense increased on a quarterly basis for the 2nd quarter to $4.1 million in 2007 from $3.7 million in 2006, an increase of approximately 8.8% . The increase includes normal adjustments for salaries and employee benefits, staff additions and increased accrual of expense associated with salary continuation plans for executive officers. The bank’s efficiency ratio, the measure of operating expense as a percent of net interest income plus non-interest income, increased from 45.9% in the second quarter 2006 to 49.0% as of June 30, 2007, which remains favorable compared to industry peer group ratios.

Annualized return on average assets (ROAA) decreased to 1.24% in the second quarter 2007 compared to 1.56% in the second quarter 2006. Annualized return on average equity (ROAE) decreased from 24.48% for the quarter ended June 30, 2006 to 19.32% at June 30, 2007. Excluding the nonrecurring tax refund noted above, the 2006 2nd quarter ROAA and ROAE were 1.42% and 22.18%, respectively.

Balance Sheet

Total loans, net of unearned fees, were $580 million at June 30, 2007 compared to $474 million at the end of the second quarter of 2006, an increase of 22.3% . The anticipated increase is primarily attributable to growth in construction loans and loans secured by farmland.

Total deposits were $686 million as compared to $581 million at June 30, 2006. The increase of $105 million, or 18.1%, is primarily due to growth in savings and time deposits.

Non-core funding, consisting of time deposits of $100,000 or more and Federal Home Loan Bank (FHLB) advances, decreased from $70.3 million in 2006 to $56.3 million in 2007 for the comparative 2nd quarters due to increased core funding from savings and time deposits. Net non-core funding accounted for approximately 4.1% of total funding needs at June 30, 2007 compared to 8.1% at June 30, 2006.

Asset Quality

Net loan charge offs were $29,000 in the first six months of 2007 compared to net recoveries of previously charged-off loans of $13,000 for the same period in 2006. The allowance for loan losses was $8.8 million or 1.52% of loans at June 30, 2007 compared to $7.5 million or 1.60% of loans at June 30, 2006.

Nonperforming and restructured loans were $4,584,000 at June 30, 2007, compared to $355,000 at June 30, 2006. The percentage of nonperforming and restructured loans to total loans, net of unearned income, was 0.79% at the end of the second quarter of 2007 compared to 0.07% at the end of the second quarter in 2006.

Total nonperforming and restructured assets were $5.6 million at June 30, 2007, compared to $1.0 million at June 30, 2006. Nonperforming and restructured assets as a percentage of total assets were 0.72% and 0.15% at the second quarter of 2007 and 2006, respectively.

San Joaquin Bancorp assesses and manages credit risk on an ongoing basis through a formal credit review program and approval policies, internal monitoring and formal lending policies of its wholly-owned bank subsidiary, San Joaquin Bank. The Company believes that the Bank’s ability to identify and assess risk and return characteristics of the loan portfolio is critical for profitability and growth of the consolidated group. The Company, through the Bank, emphasizes credit quality in the loan approval process, active credit administration and regular monitoring. The Bank has designed and implemented a comprehensive loan review and grading system that functions to monitor and assess the credit risk inherent in the loan portfolio.

Capital

Total shareholders’ equity at June 30, 2007 increased to $50.2 million compared to $43.5 million at June 30, 2006. Capital ratios for the Bank remain above the well-capitalized guidelines established by bank regulatory agencies.

Additional Information

San Joaquin Bancorp is a bank holding company formed in 2006 and is subject to the regulatory oversight of the Board of Governors of the Federal Reserve System. San Joaquin Bank, wholly-owned by San Joaquin Bancorp, is an insured state-chartered member bank of the Federal Reserve System. The Bank was established in 1980 and is headquartered in Bakersfield, California. San Joaquin Bank is a full-service, community bank with three banking offices in Bakersfield and one in Delano. San Joaquin Bank emphasizes professional, personal banking service directed primarily to small and medium-sized businesses and professionals. The Bank also provides a full range of banking services that are available to individuals, public entities, and non-profit organizations.

FORWARD-LOOKING INFORMATION:

The following appears in accordance with the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements about San Joaquin Bancorp for which it claims the protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995, including statements with regard to descriptions of our plans or objectives for future operations, products or services, and forecasts of our revenues, earnings or other measures of economic performance. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors -- many of which are beyond our control -- could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements and reported results should not be considered an indication of our future performance. Some of these risk factors include, among others, certain credit, market, operational and liquidity risks associated with our business and operations, changes in business and economic conditions in California and nationally, rising interest rates, potential acts of terrorism (which are beyond our control), volatility of rate sensitive deposits and assets, value of real estate collateral securing many of our loans, accounting estimates and judgments, compliance costs associated with the company’s internal control structure and procedures for financial reporting. These risk factors are not exhaustive and additional factors that could have an adverse effect on our business and financial performance are set forth under “Risk Factors” and elsewhere in this quarterly report and in our annual report on Form 10-K.

Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date forward-looking statements are made.

San Joaquin Bancorp and Subsidiaries
Consolidated Balance Sheet (unaudited)

	As of June 30
	2007	2006

ASSETS
Cash and due from banks	$ 31,848,000	$ 34,322,000
Interest-bearing deposits in banks	621,000	2,423,000

Total cash and cash equivalents	32,469,000	36,745,000

Investment securities
Held to maturity	120,761,000	144,990,000
Available-for-sale	6,936,000	6,928,000

Total Investment Securities	127,697,000	151,918,000

Loans, net of unearned income	580,378,000	474,392,000
Less: allowance for loan losses	(8,831,000)	(7,546,000)

Net Loans	571,547,000	466,846,000

Premises and equipment	9,152,000	7,802,000
Investment in real estate	989,000	676,000
Interest receivable and other assets	28,787,000	23,146,000

TOTAL ASSETS	$ 770,641,000	$ 687,133,000

LIABILITIES

Deposits:
Noninterest-bearing	$ 170,694,000	$ 171,692,000
Interest-bearing deposits	515,726,000	409,766,000

Total Deposits	686,420,000	581,458,000

Short-term borrowings	6,900,000	49,800,000
Long-term debt	17,092,000	5,538,000
Accrued interest payable and other liabilities	10,031,000	6,793,000

Total Liabilities	720,443,000	643,589,000

SHAREHOLDERS' EQUITY

Common stock, no par value - 20,000,000 shares authorized;
3,534,022 and 3,486,222 issued and outstanding
at June 30, 2007 and December 31, 2006, respectively	10,871,000	10,259,000
Additional paid-in capital	301,000	64,000
Retained earnings	40,606,000	33,400,000
Accumulated other comprehensive income (loss)	(1,580,000)	(179,000)

Total Shareholders' Equity	50,198,000	43,544,000

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 770,641,000	$ 687,133,000

San Joaquin Bancorp and Subsidiaries
Consolidated Statement of Income (unaudited)

	Three Months Ended June 30		Six Months Ended June 30

	2007	2006	2007	2006

INTEREST INCOME
Loans (including fees)	$ 12,231,000	$ 9,647,000	$ 23,645,000	$ 18,184,000
Investment securities	1,429,000	1,627,000	2,944,000	3,249,000
Fed funds & other interest-bearing balances	59,000	66,000	127,000	343,000

Total Interest Income	13,719,000	11,340,000	26,716,000	21,776,000

INTEREST EXPENSE
Deposits	5,650,000	3,632,000	11,008,000	6,953,000
Short-term borrowings	310,000	277,000	400,000	279,000
Long-term borrowings	307,000	118,000	611,000	232,000

Total Interest Expense	6,267,000	4,027,000	12,019,000	7,464,000

Net Interest Income	7,452,000	7,313,000	14,697,000	14,312,000
Provision for loan losses	225,000	300,000	450,000	530,000

Net Interest Income After Loan Loss Provision	7,227,000	7,013,000	14,247,000	13,782,000

NONINTEREST INCOME
Service charges & fees on deposits	222,000	195,000	432,000	391,000
Other customer service fees	339,000	340,000	618,000	632,000
Other	304,000	318,000	555,000	486,000

Total Noninterest Income	865,000	853,000	1,605,000	1,509,000

NONINTEREST EXPENSE
Salaries and employee benefits	2,547,000	2,286,000	4,914,000	4,563,000
Occupancy	226,000	220,000	469,000	436,000
Furniture & equipment	262,000	277,000	501,000	523,000
Promotional	187,000	144,000	337,000	302,000
Professional	328,000	341,000	717,000	580,000
Other	526,000	480,000	989,000	947,000

Total Noninterest Expense	4,076,000	3,748,000	7,927,000	7,351,000

Income Before Taxes	4,016,000	4,118,000	7,925,000	7,940,000
Income Taxes	1,659,000	1,536,000	3,353,000	3,152,000

NET INCOME	$ 2,357,000	$ 2,582,000	$ 4,572,000	$ 4,788,000

Basic Earnings per Share	$ 0.67	$ 0.74	$ 1.30	$ 1.38

Diluted Earnings per Share	$ 0.63	$ 0.69	$ 1.23	$ 1.29

San Joaquin Bancorp and Subsidiaries
Financial Highlights (unaudited)

(data in thousands except per share data)	---First 6 Months---		% Variance

(unaudited)	2007	2006	2007 vs. 2006

Net Interest Income	$ 14,697	$ 14,312	2.7%
Non Interest Income	$ 1,605	$ 1,509	6.4%
Addition to Provision for Loan Losses	$ 450	$ 530	-15.1%
Net Income	$ 4,572	$ 4,788	-4.5%
Total Assets	$ 770,641	$ 687,133	12.2%
Total Loans, Net of Unearned Income	$ 580,378	$ 474,392	22.3%
Total Deposits	$ 686,420	$ 581,458	18.1%
Total Shareholders’ Equity	$ 50,198	$ 43,544	15.3%
Basic Earnings per Share	$ 1.30	$ 1.38	-5.8%
Diluted Earnings per Share	$ 1.23	$ 1.29	-4.7%
Book Value per Share	$ 14.20	$ 11.78	20.6%

Key Ratios:
Annualized Return on Average Equity	19.35%	23.38%
Annualized Return on Average Assets	1.23%	1.47%
Annualized Net Interest Margin	4.27%	4.76%
Efficiency Ratio	48.63%	46.46%

San Joaquin Bancorp Contact Information:

Bart Hill President (661) 281-0300

Stephen M. Annis
Executive Vice President & Chief Financial Officer
(661) 281-0360

Company Website: www.sjbank.com